Amendment to Fund Participation Agreement

This Amendment (the “Amendment”), by and among Lincoln Variable Insurance Products Trust, a Delaware statutory trust (“Trust”), on its behalf and on behalf of its investment series set forth in Exhibit A (each, a “Fund”), Empower Annuity Insurance Company of America (formerly Great-West Life & Annuity Insurance Company) and Empower Life & Annuity Insurance Company of New York (formerly Great-West Life & Annuity Insurance Company of New York formerly, First-Great West Life & Annuity Insurance Company) (“Company”), is effective as of May 1, 2023 (the “Effective Date”).

WHEREAS, the parties hereto entered into the Fund Participation Agreement (“FPA”), executed and effective as of June 5, 2007, as amended; and

WHEREAS, the parties desire to amend the Agreement to permit the separate accounts to invest in additional funds; and

WHEREAS, effective March 13, 2023, Lincoln Investment Advisors Corporation changed its name to “Lincoln Financial Investments Corporation.”

NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the parties, intending to be legally bound, agree as follows:

1.	Exhibits A and B shall be deleted in their entirety and replaced with Exhibits A and B attached hereto.

2.	All references in the Agreement to “Lincoln Investment Advisors Corporation” are hereby changed to “Lincoln Financial Investments Corporation.”

3.	Unless otherwise defined in this Amendment, all terms used herein shall have the meanings they were ascribed in the Agreement.

4.	All other terms and conditions of the Agreement remain in effect and are hereby incorporated herein by reference.

5.	This Amendment may be executed in counterparts, each of which shall be deemed to be an original.

[Signature Page to Follow]

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed by its duly authorized representative as of the Effective Date.

Lincoln Variable Insurance	Lincoln Financial Investments
Products Trust	Corporation

By: /s/ William P. Flory Jr.	By: /s/ Benjamin Richer
Name: Bill Flory	Name: Benjamin Richer
Title: VP, Treasurer and CAO	Title: SVP, Head of Funds Management
Date: 4/13/2023	Date: 4/14/2023

Lincoln Financial Distributors, Inc.	Protective Life Insurance Company, as administrator and on behalf of Empower Annuity Insurance Company of America

By: /s/ Thomas O’Neill	By: /s/ Steve Cramer
Name: Thomas O’Neill	Name: Steve Cramer
Title: SVP	Title: Chief Product Officer – Retirement Division
Date: 4/14/2023	Date: Apr 13, 2023

Protective Life and Annuity Insurance
Company, as administrator and on behalf of
Empower Life & Annuity Insurance
Company of New York

By: /s/ Steve Cramer
Name: Steve Cramer
Title: Chief Product Officer – Retirement Division
Date: Apr 13, 2023

Exhibit A

Funds

Dated as of May 1, 2023

The currently available Funds of the Trust are:

LVIP Baron Growth Opportunities Fund

LVIP Delaware Diversified Income Fund

LVIP Delaware High Yield Fund

LVIP Delaware Limited-Term Diversified Income Fund

LVIP Delaware REIT Fund

LVIP Delaware SMID Cap Core Fund

LVIP Delaware U.S. Growth Fund

LVIP Delaware Value Fund

LVIP JPMorgan Core Bond Fund

LVIP JPMorgan Mid Cap Value Fund

LVIP JP Morgan Small Cap Core Fund

LVIP JPMorgan U.S. Equity Fund

Exhibit B

Separate Accounts of the Life Company and Variable Contracts

The following separate accounts and contracts are subject to this Agreement:

All Empower Annuity Insurance Company of America Separate Accounts administered by Protective Life Insurance Company – All Contracts

All Empower Annuity Insurance Company of New York Separate Accounts administered by Protective Life and Annuity Insurance Company – All Contracts